Exhibit 10.8

Weber Inc.

RESTRICTED STOCK UNIT AWARD AGREEMENT

Grant Notice

(For Employees)

This Restricted Stock Unit Award Agreement (“Agreement”) is entered into by and between Weber Inc. (the “Company”) and the participant whose name appears below (the “Participant”) in order to set forth the terms and conditions of Restricted Stock Units (the “RSUs”) granted to the Participant under the Weber Inc. Omnibus Incentive Plan (the “Plan”), which is intended to replace the award previously granted to the Participant by Weber-Stephen Products LLC (“WSP LLC”) pursuant to the Weber-Stephen Products LLC Management Incentive Compensation Plan and the Award Notice dated as of [•] (such award, the “Former LTIP Award”).

Participant’s Name:

Award Type	“Date of Grant”	Number of RSUs
RSUs	[•]	[•]

Subject to the attached Terms and Conditions and the terms of the Plan, which are incorporated herein by reference, the Company hereby grants to the Participant, on the Date of Grant, the number of RSUs as set forth above, which shall be fully vested as of the Date of Grant. Capitalized terms used but not otherwise defined herein or in the attached Terms and Conditions shall have the meanings ascribed to such terms in the Plan.

IN WITNESS WHEREOF, the Company has duly executed and delivered this Agreement as of the Date of Grant.

WEBER INC.		PARTICIPANT

By:
	Name: [•]	Name: [•]
Title: [•]

PLEASE RETURN ONE SIGNED COPY OF THIS AGREEMENT TO:

Weber Inc.

1415 S. Roselle Road

Palatine, Illinois 60067

Attn: [•]

Weber Inc.

WEBER INC. OMNIBUS INCENTIVE PLAN

Terms and Conditions of RSU Grant

1.

GRANT OF RSUs. The RSUs have been granted to the Participant in replacement of the Former LTIP Award, as an incentive for the Participant to continue to provide services to the Company and its Subsidiaries, including the Subsidiary employing the Participant (the “Employer”), and to align the Participant’s interests with those of the Company. Each RSU corresponds to one Share. Each RSU constitutes a contingent and unsecured promise by the Company to deliver one Share on the settlement date, as set forth in Section 3.

2.

VESTING; FORFEITURE. The RSUs shall be fully vested as of the Date of Grant. Notwithstanding the foregoing, all RSUs shall be immediately forfeited upon (i) the Participant’s Termination of Service due to the Participant’s termination by the Company or its Subsidiaries for Cause (as defined below), (ii) the Committee’s determination in good faith that the Participant committed any act for which he or she could have been terminated for Cause or (iii) the Participant’s breach of any non-competition, non-solicitation, confidentiality or invention assignment covenants to which the Participant is subject with respect to WSP LLC. For purposes of this Agreement, “Cause” means (i) the Participant’s commission of a felony or a crime involving moral turpitude, (ii) the Participant’s commission of an act which violates the policies of the Employer on discrimination, harassment, and conflicts of interest, or repeated violation of any other material employment policy, (iii) the Participant’s commission of any act or omission involving dishonesty, disloyalty or fraud with respect to the Company, its Subsidiaries or other Affiliates or any of their respective customers or suppliers, (iv) conduct by the Participant intentionally disparaging the Company or its Affiliates or tending to bring the Company or its Affiliates into substantial public disgrace or disrepute, (v) repeated failure by the Participant to substantially perform his or her duties for the Employer as reasonably directed by the Board or the Chief Executive Officer of the Company, or (vi) gross negligence or willful misconduct with respect to the Company or any Subsidiary or other Affiliate.

3.	SETTLEMENT. Except as otherwise set forth in the Plan, the RSUs will be settled in Shares, which Shares shall be delivered in accordance with the schedule set forth on Attachment A hereto.

4.

DIVIDEND EQUIVALENT PAYMENTS. If the Company pays a dividend on Shares, the Participant will be entitled to a payment in the same amount as the dividend the Participant would have received if he or she held Shares in respect of his or her RSUs held but not previously forfeited immediately prior to the record date of the dividend (a “Dividend Equivalent”). No such Dividend Equivalents will be paid to the Participant with respect to any RSU that is thereafter cancelled or forfeited prior to the applicable settlement date. The Committee will determine the form of payment in its sole discretion and may pay Dividend Equivalents in Shares, cash or a combination thereof. The Company will pay the Dividend Equivalents at the same time as any corresponding dividends are paid to shareholders of the Company.

5.

NONTRANSFERABILITY. No portion of the RSUs may be sold, assigned, transferred, encumbered, hypothecated, or pledged by the Participant, other than to the Company as a result of forfeiture of the RSUs as provided herein, unless and until payment is made in respect of RSUs in accordance with the provisions hereof and the Participant has become the holder of record of the Shares issuable hereunder, unless otherwise provided by the Committee.

6.

TAX AND WITHHOLDING. Pursuant to rules and procedures that the Company or the Employer establishes, federal, state, local or foreign income or other tax or other withholding obligations arising upon settlement of the RSUs may be satisfied, in the Committee’s sole discretion, by having the Company or the Employer withhold Shares, by having the Participant tender Shares or by having the Company or the Employer withhold cash if the Company provides for a cash withholding option, in each case in an amount sufficient to satisfy the tax or other withholding obligations. Shares withheld or tendered will be valued using the Fair Market Value of the Shares on the date the RSUs are settled. Any withholding or tendering of Shares shall comply with the requirements of Financial Accounting Standards Board, Accounting Standards Codification, Topic 718, and any withholding satisfied through a net-settlement of the RSUs shall be limited to the maximum statutory withholding requirements. The Participant acknowledges that, if he or she is subject to taxes in more than one jurisdiction, the Company or the Employer may be required to withhold or account for taxes in more than one jurisdiction.

7.	RIGHTS AS STOCKHOLDER. The Participant will not have any rights as a stockholder in the Shares corresponding to the RSUs prior to settlement of the RSUs.

8.

SECURITIES LAW COMPLIANCE. The Company may, if it determines it is appropriate, affix any legend to the stock certificates representing Shares issued upon settlement of the RSUs and any stock certificates that may subsequently be issued in substitution for the original certificates. The Company may advise the transfer agent to place a stop order against such Shares if it determines that such an order is necessary or advisable.

9.

COMPLIANCE WITH LAW. Any sale, assignment, transfer, pledge, mortgage, encumbrance or other disposition of Shares issued upon settlement of the RSUs (whether directly or indirectly, whether or not for value and whether or not voluntary) must be made in compliance with any applicable constitution, rule, regulation or policy of any of the exchanges, associations or other institutions with which the Company has membership or other privileges, and any applicable law, or applicable rule or regulation of any governmental agency, self-regulatory organization or state or federal regulatory body.

10.	CONFIDENTIALITY.

(a)

The Participant agrees that the Participant will not reveal or permit the disclosure of any confidential, nonpublic or proprietary information about the Company, its Affiliates, or their assets or business to any unauthorized person and shall not otherwise cause any such information to be made public, unless required by law, except that the Participant may reveal such terms to the Participant’s spouse, to the Participant’s attorneys and to the Participant’s financial advisers, who shall be advised by the Participant that a confidentiality agreement exists with respect to such terms respecting further dissemination. The foregoing confidentiality requirements shall also be applicable to the Participant’s spouse. The provisions of this Section 10 shall be deemed material terms of this Agreement and shall survive the termination of this Agreement.

(b)

Notwithstanding the foregoing, nothing herein or otherwise limits the Participant’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”), any other federal, state or local governmental agency or commission (“Government Agency”) or self-regulatory organization regarding possible legal violations, without disclosure to the Company. The Company may not retaliate against the Participant for any of these activities, and nothing herein or otherwise requires the Participant to waive any monetary award or other payment that the Participant might become entitled to from the SEC or any other Government Agency or self-regulatory organization. Further, nothing herein or otherwise precludes the Participant from filing a charge of discrimination with the Equal Employment Opportunity Commission or a like charge or complaint with a state or local fair employment practice agency.

11.	MISCELLANEOUS.

(a)

No Right To Continued Employment or Service. This Agreement shall not confer upon the Participant any right to continue in the employ or service of the Company or a Subsidiary, including the Employer, or to be entitled to any remuneration or benefits not set forth in this Agreement or the Plan nor interfere with or limit the right of the Company or a Subsidiary, including the Employer, to modify the terms of or terminate the Participant’s employment or service at any time.

(b)

No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan or acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan or the RSUs.

(c)

Cancellation/Clawback. The Participant hereby acknowledges and agrees that the Participant and the RSUs are subject to the terms and conditions of Section 18 of the Plan (regarding reduction, cancellation, forfeiture or recoupment of Awards upon the occurrence of certain specified events).

(d)

Plan to Govern. This Agreement and the rights of the Participant hereunder are subject to all of the terms and conditions of the Plan as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for the administration of the Plan.

(e)

Amendment. Subject to the restrictions set forth in the Plan, the Company may from time to time suspend, modify or amend this Agreement or the Plan. Subject to the Company’s rights pursuant to Sections 5(c), 14 and 19 of the Plan, no amendment of the Plan or this Agreement may, without the consent of the Participant, adversely affect the rights of the Participant in a material manner with respect to the RSUs granted pursuant to this Agreement.

(f)

Severability. In the event that any provision of this Agreement shall he held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

(g)

Entire Agreement. This Agreement and the Plan contain all of the understandings between the Company and the Participant concerning the RSUs granted hereunder and supersede all prior agreements and understandings. The parties agree and acknowledge that this Agreement and the RSUs are intended to replace and supersede the Former LTIP Award, and as of the date hereof, the Former LTIP Award shall be cancelled and have no further effect.

(h)

Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the Participant’s death, acquire any rights hereunder in accordance with this Agreement or the Plan.

(i)

Governing Law. To the extent not preempted by federal law, this Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to any conflicts or choice of law, rule or principle that might otherwise refer the interpretation of the award to the substantive law of another jurisdiction.

(j)

Compliance with Section 409A of the Internal Revenue Code. The RSUs are intended to comply with Section 409A of the Code (“Section 409A”) to the extent subject thereto, and shall be interpreted in accordance with Section 409A and treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Date of Grant. The Company reserves the right to modify the terms of this Agreement, including, without limitation, the payment provisions applicable to the RSUs, to the extent necessary or advisable to comply with Section 409A and reserves the right to make any changes to the RSUs so that the RSUs do not become deferred compensation under Section 409A.

For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A.

Notwithstanding any provision in the Plan or this Agreement to the contrary, if the Participant is a “specified employee” and a payment subject to Section 409A (and not excepted therefrom) to the Participant is due upon Termination of Service, such payment shall be delayed for a period of six (6) months after the date the Participant Terminates Service (or, if earlier, the death of the Participant). Any payment that would otherwise have been due or owing during such six-month period will be paid immediately following the end of the six-month period unless another compliant date is specified in the applicable agreement. If the RSUs include a “series of installment payments” (within the meaning of Treas. Reg. § 1.409A-2(b)(2)(iii)), the Participant’s right to such series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment, and if the RSUs include “dividend equivalents” (within the meaning of Treas. Reg. § 1.409A-3(e)), the Participant’s right to such dividend equivalents shall be treated separately from the right to other amounts under the RSUs.

Notwithstanding any provision of the Plan or this Agreement to the contrary, in no event shall the Company or an Affiliate, including the Employer, be liable to the Participant on account of failure of the RSUs to (i) qualify for favorable U.S. or foreign tax treatment or (ii) avoid adverse tax treatment under U.S. or foreign law, including, without limitation, under Section 409A. In addition, notwithstanding anything to the contrary in this Agreement or in the Plan, the parties hereto agree that the time and form of payment of the RSUs is intended to match the time and form of payment of the Former LTIP Award, and this Agreement shall be interpreted in a manner consistent with this intention.